Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made as of August 9, 2012, to become effective as of August 15, 2012 (the “Effective Date”), by and between David G. Gallagher (the “Executive”) and CARBO Ceramics Inc., a Delaware corporation (the “Company”). Executive and the Company may be collectively referred to herein as the “Parties” and each may be referred to individually as a “Party.”

WHEREAS, the Company currently employs the Executive as its Vice President of Marketing and Sales;

WHEREAS, the Executive and the Company mutually desire to terminate their employment relationship and Executive desires to resign his position as Vice President of Marketing and Sales and all other director, officer and employee positions, if any, held by the Executive in the Company or any of its subsidiaries or affiliates effective as of the Effective Date; and

WHEREAS, the parties desire to set forth their respective rights and obligations in respect of the end of the Executive’s employment relationship with the Company in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Termination of Employment. The Executive hereby resigns, effective as of the Effective Date, his position as Vice President of Marketing and Sales of the Company and all other director, officer and employee positions, if any, held by the Executive in the Company or any of its subsidiaries or affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation(s). The parties hereto hereby agree that the Executive’s employment with the Company and its subsidiaries and affiliates shall end as of the Effective Date.

2. Certain Payments and Benefits.

(a) Accrued Obligations. Within thirty (30) days following the Effective Date, the Company shall pay to the Executive (i) all base salary earned but unpaid as of the Effective Date, (ii) an amount in respect of all vacation earned but not used prior to the Effective Date, and (iii) an amount representing reimbursement of all reasonable, ordinary and necessary expenses incurred by the Executive prior to the Effective Date in the performance of the Executive’s duties as Vice President of Marketing and Sales of the Company; provided that the Executive accounted to the Company for such expenses in a manner reasonably prescribed by the Company in accordance with its generally applicable expense reimbursement policy and practices.

(b) Prorated Incentive Bonus. The Company agrees to pay the Executive an amount equal to the amount he would have otherwise received under the Company’s Annual Incentive Arrangement (the “AIA”) for the 2012 Performance Period (as defined under the AIA) had his employment not ended on the Effective Date, multiplied by a fraction, the numerator of which is the number of days in the period commencing on January 1, 2012 and ending on the Effective Date (inclusive) and the denominator of which is 366. One-half of such amount shall be paid at the same general time in 2013 that participants under the AIA receive payments for the 2012 Performance Period, and one-half of such amount shall be paid on the one-year anniversary of the Effective Date.

(c) Restricted Stock. All unvested awards of restricted stock of the Company granted to the Executive pursuant to the CARBO Ceramics Inc. Omnibus Incentive Plan and outstanding immediately prior to the Effective Date shall be immediately forfeited and cancelled effective as of the Effective Date.

(d) Continued Medical Benefits. For the period beginning on the Effective Date and ending on the 18-month anniversary thereof, the Company shall continue to provide medical benefits to the Executive which are substantially similar to those provided generally to executive officers of the Company (including any required contribution by such executive officers) pursuant to such medical plan as may be in effect from time to time as if the Executive’s employment had not been terminated (it being understood that the Company may provide such coverage by paying the Executive’s COBRA premiums, less any contribution required by the Executive); provided, that if the Executive is eligible to receive health care benefits from another source (including a subsequent employer) during such 18-month period, the Company shall then be relieved and excused from any further obligations under this Section 2(d). The Executive agrees to provide the Company with prompt written notice upon becoming eligible to receive any such benefits from another source.

(e) No Other Payments or Benefits. The Executive acknowledges that, except for the payments and benefits provided for in Section 2 of this Agreement, the Executive is not entitled to any payment or benefits in the nature of severance or termination pay from the Company or its affiliates.

3. Consulting Services.

(a) Consulting Services. For the period beginning on the Effective Date and ending on the six-month anniversary thereof (the “Consulting Period”), the Executive agrees to render to the Company such consulting services as the Company may from time to time reasonably request. Such services shall include, without limitation, assistance in connection with the transition of business relationships and the duties and responsibilities of the Executive’s former position with the Company to other individuals. The Company shall (i) provide one week advance notice of any out-of-town travel requests of Executive in connection with the Consulting Period and (ii) reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in performing such services.

(b) Fee. In consideration for the Executive’s services (including, without limitation, his cooperation with respect to matters set forth above in this Section 3), the Company shall pay to the Executive on the last day of each calendar month during the Consulting Period a fee of $15,000, prorated as applicable to reflect any partial calendar months during the Consulting Period.

4. Outstanding Liabilities. Any liabilities the Executive may have to the Company or its affiliates, including, without limitation, any liabilities in respect of outstanding loans or advances by the Company and any liabilities to reimburse the Company for any personal expenses that the Executive has charged to the Company, must be paid in full before payment of any amounts will be made to the Executive under this Agreement or the Company may, at its option, deduct any such amounts from any payment to be made to the Executive under this Agreement, to the extent permitted by applicable law. The Company represents that it is not currently aware of any such liabilities.

5. General Release and Waiver

(a) In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the Executive, the Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to the Executive’s employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company or its affiliates. However, by executing this Agreement, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. In addition, this release is not intended to interfere with the Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding the Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily. This release shall not apply to (i) any obligation of the Company or its affiliates pursuant to this Agreement, or any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute, (ii) indemnification rights provided under the Company’s Certificate of Incorporation or the General Corporation Law of the State of Delaware or (iii) indemnification rights under any applicable Director and Officer insurance policies held by the Company.

(b) The Executive acknowledges that certain of the payments and benefits provided for in Sections 2 and 3 of this Agreement are in addition to anything of value to which the Executive already is entitled from the Company and its affiliates and constitute good and valuable consideration for the release contained in this Section 5.

6. Restrictive Covenants.

(a) Affirmation of Prior Agreement. The Executive acknowledges and agrees that the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, dated January 18, 2010, between the Executive and the Company (the “Prior Agreement”) shall remain in effect following the Effective Date in accordance with its terms.

(b) Confidential Information. The Executive agrees that all information pertaining to the prior, current or contemplated business of the Company and its affiliates, and their officers, directors, employees, agents, shareholders and customers (excluding (i) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure by the Executive or by any person or entity of whose intention to make such unauthorized disclosure the Executive is aware and (ii) information of a general nature not pertaining exclusively to the Company that generally would be acquired in similar employment with another company) constitutes a valuable and confidential asset of the Company. Such information includes, without limitation, information related to trade secrets, customer lists, production techniques, and financial information of the Company. The Executive agrees that from and after the Effective Date he shall (A) hold all such information in trust and confidence for the Company and its affiliates, and (B) not use or disclose any such information to any person, firm, corporation or other entity other than under court order or other legal or regulatory requirement. Executive agrees that he has returned or will return within seven (7) days all equipment and/or property, including all confidential information, computer software, computer access codes, company credit cards, keys, and all original and copies of notes, documents, files or programs stored electronically or otherwise that relate or refer to the business, customers, financial statements, business contacts or sales of the Company or its affiliates; provided that the Executive may retain his cell phone. Executive also agrees to return promptly to the Company any such equipment and/or property subsequently discovered by the Executive.

(c) Non-Disparagement. The Executive shall not make any statements, encourage others to make statements or release information that would or is reasonably expected to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. The Company represents and warrants that it has instructed its other current officers in writing not to make any statements, encourage others to make statements or release information that would or is reasonably expected to disparage or defame the Executive. Notwithstanding the foregoing, nothing in this Section 6(c) shall prohibit either Party from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

(d) Acknowledgements Respecting Restrictive Covenants. With respect to the restrictive covenants set forth in this Section 6 and in the Prior Agreement, the Executive acknowledges and agrees as follows:

(i) The specified duration of a restrictive covenant shall be extended by and for the term of any period during which the Executive is in violation of such covenant.

(ii) The restrictive covenants are in addition to any rights the Company may have in law or at equity.

(iii) It is impossible to measure in money the damages which will accrue to the Company in the event that the Executive breaches any of the restrictive covenants. Therefore, if the Executive breaches any restrictive covenant, the Company and its affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenants. If the Company or any of its affiliates shall institute any action or proceeding to enforce a restrictive covenant, the Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and the Executive agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or its affiliates’ right to require the Executive to account for and pay over to the Company or its affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of the restrictive covenants.

(iv) (A) Each of the restrictive covenants contained in this Section 6 and in the Prior Agreement shall be construed as a separate covenant with respect to each activity to which it applies, (B) if, in any judicial proceeding or arbitration, a court or arbitrator shall deem any of the restrictive covenants invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and (C) if any restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

(v) The restrictive covenants provided in this Section 6 and in the Prior Agreement shall be in addition to any restrictions imposed on the Executive by statute or at common law.

7. Cooperation with Proceedings. The Executive agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental, regulatory or internal investigation relating to the business of the Company or its affiliates. The Executive agrees to provide full and complete disclosure to the Company in response to any inquiry in connection with any such matters. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with this Section 7.

8. Certain Forfeitures in Event of Breach. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive materially breaches any of his obligations under this Agreement or the Prior Agreement, or any provision of this Agreement is ruled unenforceable, void or subject to reduction or modification as determined by a court of competent jurisdiction, the Executive will forfeit his right to receive the payments and benefits described in Sections 2 and 3 of this Agreement to the extent not theretofore paid to him as of the date of such breach or ruling; provided, that in the event of a breach (other than a breach of confidentiality, noncompetition or non-solicitation covenants), the Company shall first provide Executive with written notice and opportunity to cure for a period of fifteen (15) days. If payments have already been made as of the time of such breach or ruling, the Executive agrees that he will reimburse the Company, immediately, for the amount of such payments and benefits.

9. General Provisions

(a) Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(b) Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand to the party to whom notice is being given, or ten (10) days after being mailed, postage prepaid, registered with return receipt requested, or sent by facsimile transmission with a confirmation by registered or certified mail, postage prepaid. Notices to the Executive should be addressed to the Executive as follows:

David G. Gallagher

at the most recent address on file with the Company.

Notices to the Company should be sent as follows:

CARBO Ceramics Inc.

575 North Dairy Ashford

Suite 300

Houston, TX 77079

Attn: General Counsel

Either party may change the address or person to whom notices should be sent to by notifying the other party in accordance with this Section 9(b).

(c) The Company may withhold from any payments made under this Agreement, or require the Executive to pay to the Company, all applicable federal, state and local taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law, as determined by the Company in its sole discretion.

(d) The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provisions in accordance with the terms of this Agreement.

(e) This Agreement, together with the Prior Agreement, contains the entire agreement between the parties with respect to the Executive’s employment with the Company and the termination thereof effective as of the Effective Date and supersedes any and all prior understandings, agreements or correspondence between the parties regarding the Executive’s employment with the Company and the termination thereof (other than the Prior Agreement).

(f) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel, if desired). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party generally was responsible for the preparation of this Agreement.

(g) This Agreement shall be governed by, and interpreted in accordance with, the laws of Texas, without reference to its principles of conflicts of laws. Venue of any litigation arising from or relating to this Agreement shall be in a state or federal district court in Harris County, Houston, State of Texas, and the parties hereto to personal jurisdiction in such courts.

(h) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement shall not be assignable by either party hereto without the written consent of the other, provided, however, that the Company may, without the written consent of the Executive, assign this Agreement to (i) any entity with which the Company is merged or consolidated or to which the Company transfers substantially all of its assets or (ii) any entity controlling, under common control with or controlled by the Company.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(j) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

10. Knowing and Voluntary Waiver. The Executive, by the Executive’s free and voluntary act of signing below, (i) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims he may have under the ADEA prior to the date on which he signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, the Executive acknowledges that the payments and benefits provided for in Sections 2 and 3 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the Effective Date. During the seven-day period prior thereto, the Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If the Executive exercises his right to revoke hereunder, (i) he shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, the Executive agrees that he will immediately reimburse the Company for the amounts of such payments and benefits and (ii) the resignation set forth in Section 1 hereof shall survive and remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the day and year first above written.

CARBO CERAMICS INC.

/s/ R. Sean Elliott
By: R. Sean Elliott
Title: Vice President, General Counsel,
Corporate Secretary and Chief Compliance
Officer

/s/ David G. Gallagher
David G. Gallagher

Acknowledgment

STATE OF TEXAS

COUNTY OF HARRIS

On the 9th day of August, 2012, before me personally came David G. Gallagher who, being by me duly sworn, did depose and say and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Separation Agreement attached hereto, that he has reviewed all of the terms of the Separation Agreement and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.

[signed by Notary Public]
Notary Public

Date: August 9, 2012